EXHIBIT 23.3

CONSENT OF CARACLE CREEK INTERNATIONAL CONSULTING INC.

I refer to the report prepared by Caracle Creek International Consulting Inc. for MAG Silver Corp. (the “Registrant”) entitled “Independent Technical Report – Juanicipio Silver Project, Zacatecas State, Mexico”, dated July 6, 2006 (the “Report”).

I hereby consent to references to my name in the Registrant’s Annual Information Form for the fiscal year ended December 31, 2007 (“AIF”) incorporated herein as Exhibit 23.3 to this Annual Report on Form 40-F, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. I also confirm that I have read the AIF and that I have no reason to believe that there are any misrepresentations in the information contained in it that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

CARACLE CREEK INTERNATIONAL CONSULTING INC.

/s/      “Stephen W. Wetherup”
Stephen W. Wetherup, BSc., P.Geo. (APEGBC)
Operations Manager – Western Division

Vancouver, British Columbia, Canada
March 12, 2008.